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NEWS RELEASE


                                                           For Immediate Release

                HAROLD McGRAW III ELECTED CHIEF EXECUTIVE OFFICER
                          OF THE McGRAW-HILL COMPANIES

                            SUCCEEDS JOSEPH L. DIONNE

New York, NY, April 29, 1998 - The Board of Directors of The McGraw-Hill Companies today elected Harold McGraw III chief executive officer of the Corporation, succeeding Joseph L. Dionne. Mr. McGraw, who retains the title of president, assumed the post immediately.

Mr. Dionne, who turns 65 this year and has served as CEO since 1983, will continue as Chairman of the Board. On June 30 he will retire as an employee of the company, and will continue as non-executive Chairman of the Board through the end of 1999.

The McGraw-Hill Companies (NYSE:MHP) is a world leader in global financial services, publishing, information and media with flagship brands that include Standard & Poor's, Business Week, and McGraw-Hill educational and professional learning materials. Mr. McGraw, who is 49 years old, goes informally by the name "Terry," and had been president and COO of The McGraw-Hill Companies since 1993.

"With his successful 18-year track record, Terry McGraw is the best choice to lead The McGraw-Hill Companies into the 21st century," Mr. Dionne said. "Terry has been a key architect of the impressive growth achieved by our worldwide financial services and publishing operations. He has also been a driving force behind the Corporation's outstanding financial performance, which includes a doubling of our market capitalization since the end of 1994, superior 1997 results, and a compound annual rate of earnings growth of 14 percent since 1993. I look forward to working closely with Terry to ensure a smooth transition."

Mr. McGraw said, "I am enormously grateful for the support of the Board of Directors and the support of Joe Dionne, who has had a tremendous impact on The McGraw-Hill Companies during his 30-year career, especially his 15 years as CEO. Fortunately, I have had the privilege to work closely with Joe and the Board for many years, which should facilitate a smooth transition and enable our company to build on the solid foundation for growth we have established over the past five years. The McGraw-Hill Companies is well-positioned to extend its leadership positions in the fields of financial services, educational and professional publishing, and information and media services into the next millennium."

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Harold McGraw III joined The McGraw-Hill Companies in 1980 as an assistant vice president of Pension Investment. He moved through positions of increasing responsibility at the company as the director of Corporate Planning Systems, vice president of Corporate Planning, group vice president/publisher of Transportation, Aerospace & Defense, president of the McGraw-Hill Publications Company, and president of the McGraw-Hill Financial Services Company. In 1989, he became an executive vice president of the Corporation, and assumed responsibility for all operating units in 1992. Mr. McGraw was appointed to the No. 2 position at the Corporation in 1993 as president and chief operating officer, where he has been responsible for the Corporation's three business segments -- Educational and Professional Publishing, Financial Services, and Information and Media Services. Before joining The McGraw-Hill Companies he held a number of financial positions at GTE. His great grandfather James H. McGraw founded The McGraw-Hill Companies in 1888.

Mr. Dionne's career at The McGraw-Hill Companies began in 1967 when he joined the McGraw-Hill Book Company as vice president for Research and Development at Educational Development Laboratories. He subsequently became the general manager of the California Test Bureau (now known as CTB/McGraw-Hill), vice president of the McGraw-Hill Book Company, senior vice president of corporate planning of McGraw-Hill, president of McGraw-Hill's Information Services Company, and corporate executive vice president of Operations. He was appointed president and chief operating officer in 1981, chief executive officer in 1983 and chairman of the Board of the Corporation in 1988.

Founded in 1888, The McGraw-Hill Companies is a leading information services provider meeting worldwide needs in education, business, finance, the professions and government. Sales in 1997 were $3.5 billion.


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Contacts:
Steven H. Weiss
Senior Director, Corporate Communications
The McGraw-Hill Companies
212-512-2247 (office)
212-580-2565 (home)
weissh@mcgraw-hill.com

Neal Allen
Director, Media Relations
The McGraw-Hill Companies
212-512-3640 (office)
973-331-1352 (home)
nallen@mcgraw-hill.com